EXHIBIT 8

July 6, 2009

Capitol Bancorp Ltd. 200 Washington Square North Lansing, MI 48933

Re:	Exhibit to S-4 Registration Statement: Tax Opinion

Ladies and Gentlemen:

We have acted as special counsel for Capitol Bancorp Ltd., a Michigan corporation (“Capitol”), in connection with the proposed mergers (each a “Merger” and collectively the “Mergers”), respectively, of Capitol Development Bancorp Limited III, a Michigan corporation, Capitol Development Bancorp Limited IV, a Michigan corporation, Capitol Development Bancorp Limited V, a Michigan corporation, and Capitol Development Bancorp Limited VI, a Michigan corporation, (each a “CDBL” and collectively, the “CDBLs”), with and into Capitol, with Capitol as the survivor.  Each Merger will be effected pursuant to the Agreement and Plan of Merger dated as of June 25, 2009, by and among Capitol and the CDBLs (the “Merger Agreement”).  At the Effective Time of the Mergers, each share of the CDBLs common stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares held by Capitol) shall, by virtue of the Mergers, no longer be outstanding and shall be automatically converted into units, which, for each Merger, will consist of a specified number of shares of Capitol Bancorp Limited’s Series A Noncumulative Convertible Perpetual Preferred Stock (“Series A Preferred Stock”) and a specified number of shares of Trust Preferred Securities issued by Capitol Trust XII, a Delaware statutory trust (“Trust Preferred Securities”). At the Effective Time of the Mergers all shares of each CDBL’s common stock then held by Capitol will be canceled and retired and shall cease to exist.

This opinion is being provided in connection with the registration statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Mergers as amended through the date hereof (the “Registration Statement”).  Any capitalized term used and not defined herein has the meaning given to it in the Merger Agreement or the Registration Statement.  All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

For the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth, completeness, and accuracy, at all relevant times, of the statements, covenants, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto):

(1)	The Merger Agreement;

(2)	The Registration Statement;

(3)	The representations provided to us by Capitol and the CDBLs; and

(4)	Such other instruments and documents related to the formation, organization, and operation of Capitol and the CDBLs, and to the consummation of the Mergers, as we have deemed necessary or appropriate.

Assumptions and Representations

In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

(1)
Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and all such documents have been (or will be by the Effective Time of the Mergers) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(2)
All representations, warranties, and statements made or agreed to by Capitol and the CDBLs, and by their managements, employees, officers, directors, and stockholders in connection with the Mergers, including, but not limited to, those set forth in the Merger Agreement (including exhibits thereto), and those set forth in the Registration Statement, are, or will be, true, complete and accurate at all relevant times;

(3)	Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification;

(4)	All covenants contained in the Merger Agreement (including exhibits thereto) will be performed without waiver or breach of any material provision thereof; and

(5)	The Mergers will be consummated in accordance with the Merger Agreement without any waiver or breach of any provision thereof, and the Mergers will be effective under applicable state law.

If any of the above-described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Opinion — United States Federal Income Tax Consequences

Based upon and subject to the assumptions and qualifications set forth herein, we are of the opinion that the discussion in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Mergers,” to the extent that it purports to describe provisions of United States federal income tax law or legal conclusions with respect thereto, is correct in all material respects as of the date hereof.

We express no opinion on any issue relating to the tax consequences of the Mergers other than that set forth above.  The above opinion does not address all aspects of the United States federal income taxation that may be relevant to parties to the Mergers and their shareholders in light of their particular circumstances, and does not address any aspect of state, local, or foreign taxation.  Our opinion is based upon the Code, published judicial decisions, administrative regulations and published rulings and procedures as in existence on the date hereof.  Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, could affect our opinion.  Further, our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or a court will not take a contrary position.  We undertake no responsibility to advise you of any future change in the matters stated herein or in the United States federal income tax laws or the application or interpretation thereof.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

 We are furnishing this opinion solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose.

Very truly yours,

/s/Honigman Miller Schwartz and Cohn LLP
Honigman Miller Schwartz and Cohn LLP